UNITED STATES
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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BroadVision, Inc.
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On July 26, 2005, BroadVision, Inc. issued the following press release:

BroadVision to be Acquired by Vector Capital
Tuesday July 26, 7:45 am ET

REDWOOD CITY, Calif.—(BUSINESS WIRE)—July 26, 2005—BroadVision, Inc. (Nasdaq:BVSN - News), a global provider of web self-service solutions, and Vector Capital, a San Francisco-based private equity firm, today announced that BroadVision has entered into a definitive agreement to be acquired by a newly-formed Vector portfolio company. Under the terms of the merger agreement, current BroadVision stockholders will receive $0.84 per share in cash and BroadVision will operate going forward as a privately-held, independent software vendor. Under a separate agreement with the holders of its outstanding convertible notes, BroadVision, through additional capital to be provided by Vector, will make cash payments totaling approximately $16 million to retire the notes and associated warrants through the completion of the merger.

Vector Capital is a San Francisco-based private equity firm specializing in buyouts, spinouts and recapitalizations of established technology companies. Vector has a proven track record of success in helping companies similar to BroadVision develop alternative strategies to revitalize growth and sustain success. Other Vector investments include LANDesk Software, Savi Technology and Corel Corporation, which Vector took private in 2003 and subsequently successfully turned around.

Vector is committed to, and will provide the capital for, maintaining BroadVision’s strong customer service and support programs and a high level of R&D investment.

“After exhaustive consideration, we feel strongly that the arrangement with Vector represents the best opportunity for the stockholders of BroadVision to maximize the value of their holdings,” said Dr. Pehong Chen, BroadVision’s president and CEO. “With the current liquidity challenges of the Company and the challenges associated with being a small-cap public software provider, we feel that a cash offer today represents the best course for stockholder value. We look forward to working closely with the Vector team to implement the important next phase of our strategy and to continuously improve our product and service offerings to best serve our customers.”

“We are thrilled to partner with a market leader like BroadVision,” said Chris Nicholson, a partner at Vector Capital. “The Company and the management team have been instrumental in the creation and development of the extended e-business market, and we believe strongly that BroadVision’s best opportunity for future stability and growth is as a private company. Without the costs and regulatory requirements of the public market, BroadVision’s talented and dedicated employees can return to their roots — delivering the highest quality software products and highest level care and support to a diverse customer base. We would like to assure BroadVision’s customers that we are committed to maintaining and deepening BroadVision’s customer relationships and we believe that this transaction will allow the Company to fulfill that commitment.”

The proposed transaction is the culmination of a strategic evaluation process initiated in early 2005. Recognizing that it could face liquidity challenges by late 2005 if its financial performance did not meet or exceed its plan or if an unforeseen cash need arose, BroadVision engaged a financial advisor to assist in the evaluation and pursuit of a sale of the Company to a strategic or financial acquirer or a “merger of equals” transaction. This process led to discussions with more than 25 potential strategic partners and investors, including Vector and numerous other private equity firms, during the first half of 2005. After no potential strategic partner exhibited sustained interest, BroadVision turned its focus to concluding an agreement with either Vector or one other private equity firm that remained interested in pursuing a transaction on terms comparable to those reflected in the Vector agreement.

As BroadVision has previously disclosed, a combination of developments in recent months has exacerbated its prospective liquidity issues. Many of these issues relate to the Company’s outstanding convertible notes. Following is a summary of the background and key terms and issues related to the notes and to the Company’s bank borrowings:

•                  In November 2004, the Company raised $16 million of cash through the issuance of convertible notes to certain investors. The primary use of the proceeds of the notes was to extinguish excess long-term real estate obligations. The terms of the convertible notes require the Company to make principal and interest payments in either cash or, if certain conditions are met, shares of common stock starting June 1, 2005.

•                  Unexpected delays in obtaining the effectiveness of the Company’s SEC registration statement relating to the notes are causing the Company to: 1) incur additional penalty payments to the note holders at the rate of $160,000 per month, and 2) be required to make principal, interest and penalty payments in cash instead of stock.

•                  Due to the Company’s recent financial performance and other unanticipated uses of cash, additional note amortization payments of $1 million per month will be required beginning on September 1, 2005. As a result, the Company will be required to repay $4 million more of the notes in 2005 than originally anticipated.

•                  As of June 30, 2005, the Company reported a principal balance due under the notes of approximately $14.9 million and outstanding bank borrowings of $15.6 million, which in the aggregate exceeded by approximately $3.7 million its cash and cash equivalents of approximately $26.8 million. Of the $15.6 million of bank borrowings at June 30, 2005, $15.0 million was repaid in early July 2005, and there can be no assurances that future borrowings will be available to the Company under its bank facilities.

Further recent developments will create additional, near-term liquidity pressures. The 22% reduction-in-force announced on July 5, 2005, while important in order to adjust expenses to a level more consistent with anticipated revenues, will result in pre-tax severance costs of approximately $1.3 million in the second and third quarters of 2005. In addition, BroadVision reported second quarter license revenue of $3.4 million, less than 50% of the license revenue reported in the same quarter of the prior year, and total net revenue of approximately $15.5 million, nearly 9% below the midpoint of the Company’s range of guidance of $16.0 to $18.0 million.

Due to the above factors and the continuing challenges the Company perceives in the enterprise software sales environment, BroadVision’s June 30, 2005 net cash balance will likely be insufficient to meet its obligations in the second half of 2005.

The deteriorated and uncertain liquidity outlook, coupled with a continued challenging environment for software sales, the high costs of operating a public company and feedback from numerous potential strategic partners, most of whom declined to pursue discussions, led BroadVision to the conclusion that an outright acquisition of the Company in a cash transaction represented the most desirable outcome for its stockholders.

The merger agreement has been approved by BroadVision’s board of directors upon the recommendation of a Special Committee comprised of four independent directors, and the buyout of the outstanding convertible notes has been approved by BroadVision’s board of directors and the note holders by the requisite majority action. The proposed merger transaction is subject to approval by the holders of a majority of the outstanding shares of BroadVision’s common stock. Dr. Chen and a related trust, who own in the aggregate approximately 17% of the outstanding shares of BroadVision’s common stock, have agreed to vote in favor of the transaction. Vector has expressed its desire to have Dr. Chen, BroadVision’s founder, remain involved with the Company after the merger and has entered into an arrangement with Dr. Chen under which he may purchase up to 9.5% of the equity securities of the company formed to acquire BroadVision.

The transaction is also subject to other customary closing conditions and is expected to close in the late third or fourth quarter of 2005.

Conference Call

BroadVision will host a conference call to discuss this press release at 12:30 p.m. Eastern time today, July 26, 2005. The call, hosted by Dr. Pehong Chen, can be accessed live by dialing (US) (800) 591-6942 or (international) (617) 614-4909 (pass code 39034411) or by visiting the investor relations section of the Company’s website at www.broadvision.com/ir.

About Vector Capital

Vector Capital is a private equity boutique specializing in spinouts, buyouts and recapitalizations of established technology businesses. Vector identifies and pursues these complex investments in both the public and private markets. Such opportunities are typically underserved by traditional buyout and venture capital firms. Vector actively partners with management teams to devise and execute new financial and business strategies that materially improve the competitive standing of these businesses and enhance their value for employees, customers and stockholders. Among Vector’s portfolio companies are Savi Technology, LANDesk Software, Corel Corporation, and Niku. Additional information about Vector Capital can be obtained at www.vectorcapital.com.

About BroadVision

BroadVision (Nasdaq:BVSN - News) is a global provider of web self-service solutions. Our agile commerce and portal applications enable customers to quickly create and adapt online processes to keep pace with changing business requirements. Over 1,000 organizations — including Circuit City, Yankee Candle, Vodafone, Cardinal

Health, Hewlett-Packard, Toyota, Japan Airlines and the U.S. Air Force — serving nearly 75 million registered users, rely on BroadVision’s open solutions to power and personalize their mission-critical web initiatives. Additional information about BroadVision can be obtained at www.broadvision.com.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which forward-looking statements involve risk and uncertainties. All forward-looking statements included in this release are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from BroadVision’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to: the risk that the merger transaction may not close; difficulty in attracting or retaining customers or employees as a result of the signing of the definitive merger agreement; litigation resulting from the signing of the merger agreement or the associated transactions; and general economic and market conditions. These and other factors and risks associated with BroadVision’s business are discussed in its most recent annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”).

Additional Information About the Proposed Transaction and Where You Can Find It

In connection with the proposed transaction, BroadVision intends to file a proxy statement and other relevant materials with the SEC. Before making any voting decision with respect to the proposed transaction, stockholders of BroadVision are urged to read the proxy statement and other relevant materials because they will contain important information about the proposed transaction. The proxy statement and other relevant materials, and any other documents filed by BroadVision with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of BroadVision may obtain free copies of the documents filed with the SEC by contacting BroadVision Investor Relations at 650-261-5100 or BroadVision, Inc., 585 Broadway, Redwood City, CA 94063. You may also read and copy any reports, statements and other information filed by BroadVision with the SEC at the SEC public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

BroadVision and its executive officers and directors may be deemed to be participants in the solicitation of proxies from BroadVision stockholders in favor of the proposed transaction. Certain executive officers and directors of BroadVision have interests in the transaction that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements, ownership interests in BroadVision’s parent company after the transaction and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.

Contact:

BroadVision

Lisa Joy Rosner, 650-542-3099

lisa.rosner@BroadVision.com

Source: BroadVision, Inc.